Exhibit 99.1

Contact:                                                   Atish Shah
VP - Investor Relations
310-205-8664
atish_shah@hilton.com

HILTON REPORTS STRONG FIRST QUARTER 2007 RESULTS

Beverly Hills, Calif., April 30, 2007 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the first quarter ended March 31, 2007.  First quarter highlights compared to the first quarter of 2006 are as follows:

•                                          Total company Adjusted EBITDA of $371 million, up 13%.

•                                          Fees up 16% to $176 million on strong RevPAR and unit growth and the Hilton International acquisition.

•                                          Pro forma comparable system-wide RevPAR increased 8.9%, driven by strong rate increases and high demand in most major markets.

Hilton reported first quarter 2007 net income of $95 million compared with $104 million in the 2006 quarter.  Diluted net income per share was $.23 in the 2007 first quarter, versus $.26 in the 2006 period.  Excluding non-recurring items in both periods and assuming the Hilton International (HI) acquisition occurred January 1, 2006 (as discussed below,) diluted EPS totaled $.20 per share in the 2007 quarter, a 33 percent increase from $.15 per share in the 2006 period.

Non-recurring items combined to benefit the 2007 quarter by $.03 per share as follows:

•                                          $30 million pre-tax gain on asset dispositions and other;

•                                          $8 million pre-tax loss on foreign currency transactions.

The 2006 first quarter benefited from non-recurring items totaling $.06 per share.  Additionally, had the HI acquisition been completed on January 1, 2006 (actual acquisition date was February 23, 2006,) first quarter 2006 results would have been reduced by approximately $.05 per share due to the seasonally weak business environment in the first two months of the year.

Net income from the Scandic hotel system, the sale of which was announced on March 2, 2007 and completed on April 26, 2007, is reflected as discontinued operations.

The company reported first quarter 2007 total operating income of $228 million (a 1 percent increase from the 2006 period,) on total revenue of $1.864 billion (a 29 percent increase from $1.441 billion in the 2006 quarter.)  Total company earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) were $371 million, an increase of 13 percent from $328 million in the 2006 quarter.

System-wide RevPAR; Management/Franchise Fees

All of the company’s brands reported significant system-wide revenue-per-available-room (RevPAR) increases, with particularly strong gains in average daily rate (ADR.)  On a system-wide basis (including owned, leased, managed and franchised properties) and pro forma as if the acquisition of HI had occurred January 1, 2006, first quarter RevPAR increased 8.9 percent compared to the 2006 period.  The company’s brands showed first quarter RevPAR gains as follows: Conrad, 13.2 percent; Hilton, 10.3 percent; Doubletree, 8.8 percent; Homewood Suites by Hilton, 8.0 percent; Hilton Garden Inn, 7.9 percent; Hampton Inn, 7.8 percent; and Embassy Suites, 6.3 percent.

Management and franchise fees increased 16 percent in the first quarter to $176 million, benefiting from RevPAR gains, the addition of new units and the acquisition of HI.  2006 fees include HI from February 23, 2006 and a one-time $15 million management contract termination fee related to a sold joint venture property.  Adjusting for a full quarter of HI and this one-time termination fee, fee income increased 17 percent in the first quarter.

Owned Hotel Results

Continued strong demand trends, primarily among leisure and business travelers, resulted in high single digit or double digit ADR increases at many of the company’s gateway hotels around the world.  Business transient, group and leisure all showed significant ADR gains.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $571 million in the first quarter 2007, a 13 percent increase from $507 million in the 2006 quarter.  Total owned hotel expenses were up 13 percent in the quarter to $429 million.  Owned results exclude hotels that have been classified as discontinued operations in connection with the Scandic sale.

Comparable North America (N.A.) owned revenue and expenses increased 6.1 percent and 6.3 percent, respectively.  Expenses were impacted by higher insurance costs.

RevPAR from comparable N.A. owned hotels increased 6.0 percent.  Comparable owned N.A. hotel occupancy decreased 0.5 points to 74.4 percent, while ADR increased 6.8 percent to $198.19.  Particularly strong RevPAR growth was reported at the company’s owned hotels in New York, Chicago and Washington.  Comparable N.A. owned hotel margins in the first quarter decreased 10 basis points to 24.4 percent.  The aforementioned higher insurance costs impacted margin growth by approximately 70 basis points.

Renovation activity at the Hilton New York negatively impacted comparable results in the quarter.  Renovations are expected to continue at the Hilton New York, the Waldorf=Astoria and the Hilton Hawaiian Village in 2007.  Additionally, the Hilton San Francisco and Hilton Waikoloa Village were challenged by soft group markets.

On a pro forma basis, as if the acquisition of HI had occurred January 1, 2006, comparable international owned revenue and expenses increased 10.7 percent and 9.4 percent, respectively.  Pro forma RevPAR from international comparable owned hotels increased 11.8 percent (97 percent rate driven.)  Occupancy increased 0.3 points to 67.8 percent, while ADR increased 11.3 percent to $157.45.  Strong results were reported in Luxembourg, Amsterdam, Sydney and across the U.K.  Adjusting for the impact of foreign exchange, RevPAR from international comparable owned hotels increased 4.8 percent.  Pro forma comparable international owned margins improved 90 basis points to 22.2 percent.

On a worldwide basis, pro forma comparable owned RevPAR increased 7.3 percent, with margins flat at 23.8 percent.  Excluding the impact of foreign exchange, worldwide pro forma comparable owned RevPAR increased 5.7 percent.

Leased Hotels

Revenue from leased hotels was $455 million in the first quarter 2007 compared to $189 million in the 2006 quarter, while leased expenses (including rents) were $413 million in the current quarter versus $169 million last year.  The EBITDAR-to-rent coverage ratio was 1.4 times in the quarter.  Leased results exclude hotels that have been classified as discontinued operations in connection with the Scandic sale.

Pro forma comparable leased revenue increased 13.4 percent, leased expenses increased 10.2 percent, and margins increased 260 basis points to 9.3 percent.  RevPAR from leased properties increased 16.4 percent (on a U.S. dollar basis.)  Adjusting for the impact of foreign exchange, RevPAR from comparable leased hotels increased 9.2 percent, reflective of business strength in the U.K. (primarily London) and Germany.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a 35 percent decline in profitability in the first quarter, due to percentage-of-completion accounting associated with new projects.  Revenue and expenses associated with projects in development are deferred to correspond with the pace of construction.  Unit sales declined 8 percent, however average unit sales prices increased 42 percent over last year, with the increase driven by new projects in Hawaii.

HGVC had first quarter revenue of $146 million, a 20 percent decrease from $183 million in the 2006 quarter.  Expenses were $114 million in the first quarter, compared with $134 million in the 2006 period.

Brand Development/Unit Growth

In the first quarter, the company added 44 properties and 6,865 rooms to its system as follows: Hampton Inn, 22 hotels and 1,940 rooms; Hilton, 9 hotels and 2,798 rooms; Hilton Garden Inn, 6 hotels and 774 rooms; Doubletree, 2 hotels and 548 rooms; Homewood Suites by Hilton, 4 hotels and 427 rooms; Embassy Suites, 1 hotel and 308 rooms, and Hilton Grand Vacations, 70 units.

Fourteen hotels and 2,872 rooms were removed from the system during the quarter.

During the first quarter, the company added new domestic Hilton hotels in Providence, Ft. Lauderdale, Branson, and Oklahoma City.  The company added new international Hilton hotels in Sicily, Italy; Hefei, China; Warsaw, Poland; and the U.A.E.  The company added new Doubletree hotels in Chicago, Illinois and Augusta, Georgia.  The company opened its 1,400th Hampton Inn, representing its 140,000th room, in Chicago.  Also during the quarter, the company entered into management agreements for a Conrad in Abu Dhabi, Hiltons in Costa Rica and Jordan, and a Doubletree in Costa Rica.   Early in the second quarter 2007, the company announced the ground breaking of the 498-room Waldorf=Astoria at Bonnet Creek and the 1,000-room Hilton Bonnet Creek, part of a resort development adjacent to the Walt Disney World® Resort in Florida.  The company expects to break ground on the 1,400-room Hilton Orlando at the Orange County Convention Center in the second quarter of 2007.   All three hotels will be managed by the company upon completion which is scheduled for late 2009.

During the first quarter, Hilton Garden Inn was named the “Best Mid-Price Hotel Value” by Entrepreneur™ magazine for the second consecutive year.

At March 31, 2007, the Hilton worldwide system consisted of 2,838 hotels and 483,090 rooms.  The system count excludes 129 properties (22,701 rooms) that left the system in April 2007 in connection with the sale of the Scandic brand.  The company’s current development pipeline is its biggest yet, and the largest for any U.S.-based hotel company, with more than 800 hotels and 111,000 rooms at March 31, 2007.  Approximately 90 percent of the hotels in the current development pipeline are in the Americas (U.S., Canada, Mexico and South America,) though international development is expected to comprise an increasingly larger percentage of the company’s unit growth within the next two years.

Asset Dispositions

As announced last week, the company completed the sale of the Scandic chain for €833 million or approximately $1.1 billion. The company also announced last week that it entered into an agreement to sell up to 10 hotels in Continental Europe to Morgan Stanley Real Estate for €566 million or approximately $770 million. Additionally, the company is in advanced stages of documentation with preferred buyers of the Hilton Caledonian in Scotland, the Hilton Washington in the District of Columbia and a number of the other domestic assets that were announced as being put on the market for sale late last year.  The company expects to close on the majority of these asset sales by mid-summer.  Net proceeds from sales will be used to pay down debt.

Corporate Finance

At March 31, 2007, Hilton had total debt of $7.06 billion (net of approximately $500 million of debt and capital lease obligations resulting from the consolidation of certain joint venture entities and a managed hotel, which are non-recourse to Hilton.)  Of the $7.06 billion, approximately 54 percent is floating rate debt.  Total cash and equivalents (including restricted cash of approximately $325 million) were approximately $476 million at March 31, 2007.  The increase in debt from December 31, 2006 was due to borrowings under the company’s revolving credit facilities, primarily due to the seasonality of the first quarter and the timing of capital expenditures, including timeshare development.  Hilton’s debt currently has an average life of approximately 5.9 years, at an average cost of approximately 6.6 percent.

The company’s average basic and diluted share counts for the first quarter were 389 million and 424 million, respectively.

Hilton’s effective tax rate for continuing operations in the first quarter 2007 was approximately 35 percent.

Total capital expenditures in the first quarter were approximately $167 million, including approximately $77 million expended for timeshare development.

2007 Outlook

The company provided the following updated estimates for full-year 2007.

As previously announced, the sale of Scandic (including the use of net proceeds to reduce debt) is expected to reduce the company’s 2007 recurring EPS by $.10 per share. This impact has been reflected in the estimates provided below. The outlook, however, excludes any non-recurring gains or losses related to the disposition of Scandic, the impact of future asset sales, share repurchases or other potential significant transactions.

Continuing Operations
Total revenue:	$8.070-8.145 billion
Total Adjusted EBITDA:	$1.685-1.725 billion
Total operating income:	$1.19-1.23 billion
Pro forma comparable worldwide owned RevPAR growth:	9-10%
Pro forma comparable worldwide owned margin growth:	125-150 basis points
Pro forma comparable leased RevPAR growth:	11-12%
Pro forma comparable leased margin growth:	80-110 basis points
Management and franchise fee growth:	14-16% range
Timeshare profitability:	Approx. 20-25% decrease
(impacted by percentage-of-completion accounting)
Effective tax rate (continuing operations):	Approx. 35%
Diluted earnings per share:	$1.13-1.19
Recurring diluted earnings per share:	$1.10-1.16
Average diluted shares (YE 2007):	Approx. 426 million
Total reported (including discontinued operations)
Diluted earnings per share:	$1.18-1.24
Recurring diluted earnings per share:	$1.15-1.21

Total capital spending in 2007 is expected to be approximately $1.0 billion as follows: approximately $290 million for routine improvements and technology, approximately $380 million for timeshare projects, and approximately $330 million for hotel renovation, special projects and hotel investments.  To the extent the company completes additional asset sales, capital expenditures would be expected to decrease.

The company expects to add approximately 255 hotels and 35,000 rooms to its system in 2007.

Stephen F. Bollenbach, Hilton co-chairman and chief executive officer, said:  “Last year’s acquisition of Hilton International is proving — as we expected — to be a tremendous benefit to our company, our customers and our shareholders as international results have been excellent since we completed the acquisition.

“We continue to have great success in opening full-service Hilton hotels in markets around the world and are making significant progress in signing up new deals globally across our Family of Brands, as evidenced by our recently announced ventures in China and India, and developments in Russia and other parts of the world.  To further accelerate our shift to a fee-based company, we are bolstering our international development resources to facilitate our ability to secure new contracts.

“An important component of our strategy is the asset disposition program, which we began in 2005.  We are seeing continued terrific results on that front as well, the latest example being the recently announced sale of our 10 assets in Continental Europe.  We executed this transaction at a great price and expect to retain management agreements on a majority of the hotels.

Mr. Bollenbach concluded:  “We are excited about the strength of our business, the enthusiasm of our team members and the opportunities to continue our worldwide growth.  Our future could not be brighter as we strengthen our position as the premier global lodging industry company.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION
Financial Highlights (Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2006	2007	% Change
Revenue
Owned hotels	$507	$571	13%
Leased hotels	189	455	141
Management and franchise fees	152	176	16
Timeshare and other income	211	164	(22)
	1,059	1,366	29
Other revenue from managed and franchised properties	382	498	30
	1,441	1,864	29
Expenses
Owned hotels	380	429	13
Leased hotels	169	413	144
Depreciation and amortization	85	113	33
Other operating expenses	171	157	(8)
Corporate expense	44	46	5
	849	1,158	36
Other expenses from managed and franchised properties	376	492	31
	1,225	1,650	35
Operating income from unconsolidated affiliates	10	14	40

Operating income	226	228	1
Interest and dividend income	11	5	(55)
Interest expense	(96)	(116)	21
Net interest from unconsolidated affiliates and non-controlled interests	(9)	(12)	33
Net gain (loss) on foreign currency transactions	18	(8)	—
Net other gain	4	30	—
Loss from non-operating affiliates	(4)	(4)	—
Income before taxes and minority and non-controlled interests	150	123	(18)
Provision for income taxes	(50)	(43)	(14)
Minority and non-controlled interests, net	(2)	(2)	—
Income from continuing operations	98	78	(20)
Discontinued operations, net of tax	6	17	—
Net income	$104	$95	(9)%

Net income per share(1)
Basic Earnings Per Share
Continuing operations	$.26	$.20	(23)%
Discontinued operations	.02	.04	100
	$.27	$.24	(11)%
Diluted Earnings Per Share
Continuing operations	$24	$19	(21)%
Discontinued operations	.01	.04	—
	$.26	$.23	(12)%

Average shares—basic	383	389	2%
Average shares—diluted	418	424	1%

(1)     Total reported EPS in the 2006 quarter differs from the sum of EPS from continuing and discontinued operations due to the required method of computing EPS.

HILTON HOTELS CORPORATION
Comparable Systemwide Statistics(1)
Brand Summary

	Three Months Ended
	March 31,
	2006	2007	Change
Hilton
Occupancy	69.3%	69.5%	0.2	pts
Average Rate	$143.61	$157.85	9.9%
RevPAR	$99.54	$109.79	10.3%

Hilton Garden Inn
Occupancy	67.8%	69.1%	1.3	pts
Average Rate	$110.86	$117.40	5.9%
RevPAR	$75.17	$81.09	7.9%

Doubletree
Occupancy	68.3%	68.8%	0.5	pts
Average Rate	$117.35	$126.81	8.1%
RevPAR	$80.17	$87.24	8.8%

Embassy Suites
Occupancy	73.4%	72.8%	(0.6)	pts
Average Rate	$138.77	$148.79	7.2%
RevPAR	$101.90	$108.31	6.3%

Homewood Suites by Hilton
Occupancy	73.1%	73.9%	0.8	pts
Average Rate	$108.27	$115.74	6.9%
RevPAR	$79.17	$85.53	8.0%

Hampton
Occupancy	68.7%	69.0%	0.3	pts
Average Rate	$94.05	$101.01	7.4%
RevPAR	$64.64	$69.68	7.8%

Conrad
Occupancy	66.0%	65.9%	(0.1)	pts
Average Rate	$175.03	$198.46	13.4%
RevPAR	$115.51	$130.70	13.2%

Other
Occupancy	72.4%	70.8%	(1.6)	pts
Average Rate	$120.69	$135.92	12.6%
RevPAR	$87.40	$96.19	10.1%

Total
Occupancy	69.5%	69.7%	0.2	pts
Average Rate	$121.95	$132.32	8.5%
RevPAR	$84.73	$92.29	8.9%

(1)    Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2006. Includes hotels in the system as of March 31, 2007 which were in the system of HHC or HI since January 1, 2006. Excludes hotels that left the system in April 2007 in connection with the Scandic sale, data for HI franchise hotels and an owned hotel in New Orleans.

HILTON HOTELS CORPORATION
Comparable Systemwide Statistics(1)
Regional Summary

	Three Months Ended
	March 31,
	2006	2007	Change
North America (US & Canada)
Occupancy	69.6%	69.8%	0.2	pts
Average Rate	$118.20	$126.38	6.9%
RevPAR	$82.22	$88.28	7.4%

United Kingdom & Ireland
Occupancy	72.5%	70.2%	(2.3)	pts
Average Rate	$154.44	$185.80	20.3%
RevPAR	$112.01	$130.50	16.5%

Continental Europe
Occupancy	60.0%	60.5%	0.5	pts
Average Rate	$146.46	$170.48	16.4%
RevPAR	$87.88	$103.13	17.4%

Africa
Occupancy	66.3%	71.9%	5.6	pts
Average Rate	$132.70	$149.51	12.7%
RevPAR	$88.04	$107.50	22.1%

Middle East
Occupancy	73.3%	72.8%	(0.5)	pts
Average Rate	$109.18	$117.73	7.8%
RevPAR	$80.01	$85.72	7.1%

Asia Pacific
Occupancy	75.4%	77.3%	1.9	pts
Average Rate	$137.23	$152.94	11.4%
RevPAR	$103.43	$118.23	14.3%

Latin America & Caribbean
Occupancy	73.0%	72.3%	(0.7)	pts
Average Rate	$139.15	$157.62	13.3%
RevPAR	$101.56	$113.94	12.2%

Total
Occupancy	69.5%	69.7%	0.2	pts
Average Rate	$121.95	$132.32	8.5%
RevPAR	$84.73	$92.29	8.9%

(1)   Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2006. Includes hotels in the system as of March 31, 2007 which were in the system of HHC or HI since January 1, 2006. Excludes hotels that left the system in April 2007 in connection with the Scandic sale, data for HI franchise hotels and an owned hotel in New Orleans.

HILTON HOTELS CORPORATION
Comparable Owned Statistics(1)

	Three Months Ended
	March 31,
	2006	2007	Change
Worldwide—56 Hotels
Hilton
Occupancy	72.3%	71.9%	(0.4)	pts
Average Rate	$180.07	$193.52	7.5%
RevPAR	$130.20	$139.05	6.8%

All Other
Occupancy	76.2%	77.3%	1.1	pts
Average Rate	$116.56	$130.92	12.3%
RevPAR	$88.82	$101.15	13.9%

Total
Occupancy	72.7%	72.4%	(0.3)	pts
Average Rate	$173.36	$186.79	7.7%
RevPAR	$126.03	$135.23	7.3%

North America—26 Hotels
Hilton
Occupancy	74.9%	74.2%	(0.7)	pts
Average Rate	$193.98	$206.12	6.3%
RevPAR	$145.32	$152.94	5.2%

All Other
Occupancy	75.0%	75.5%	0.5	pts
Average Rate	$127.99	$144.62	13.0%
RevPAR	$96.01	$109.21	13.7%

Total
Occupancy	74.9%	74.4%	(0.5)	pts
Average Rate	$185.59	$198.19	6.8%
RevPAR	$139.06	$147.39	6.0%

International—30 Hotels
Hilton
Occupancy	66.7%	66.8%	0.1	pts
Average Rate	$146.79	$163.72	11.5%
RevPAR	$97.97	$109.44	11.7%

All Other
Occupancy	85.2%	90.4%	5.2	pts
Average Rate	$40.57	$44.51	9.7%
RevPAR	$34.55	$40.24	16.5%

Total
Occupancy	67.5%	67.8%	0.3	pts
Average Rate	$141.51	$157.45	11.3%
RevPAR	$95.47	$106.72	11.8%

(1)     Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2006. Includes hotels owned as of March 31, 2007 which were owned by HHC or HI since January 1, 2006. Excludes hotels that left the system in April 2007 in connection with the Scandic sale and an owned hotel in New Orleans.

HILTON HOTELS CORPORATION
Comparable Leased Statistics(1)

	Three Months Ended
	March 31,
	2006	2007	Change
Worldwide—82 Hotels
Hilton
Occupancy	69.3%	68.4%	(0.9)	pts
Average Rate	$143.19	$169.35	18.3%
RevPAR	$99.24	$115.76	16.6%

All Other
Occupancy	71.4%	69.8%	(1.6)	pts
Average Rate	$121.57	$141.37	16.3%
RevPAR	$86.74	$98.65	13.7%

Total
Occupancy	69.5%	68.5%	(1.0)	pts
Average Rate	$141.32	$166.95	18.1%
RevPAR	$98.19	$114.32	16.4%

(1)     Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2006. Includes hotels leased as of March 31, 2007 which were leased by HHC or HI since January 1, 2006. Excludes hotels that left the system in April 2007 in connection with the Scandic sale.

HILTON HOTELS CORPORATION
Supplementary Statistical Information(1)

	March				Change to
	2006		2007		March 2006		December 2006
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	55	31,009	47	26,345	(8)	(4,664)	—	(2)
Leased	77	23,007	78	23,257	1	250	—	(111)
Joint Venture	14	6,156	14	6,156	—	—	—	—
Managed	143	52,756	153	57,355	10	4,599	1	722
Franchised	199	56,600	210	60,793	11	4,193	3	692
	488	169,528	502	173,906	14	4,378	4	1,301
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	1	128	1	128	—	—	—	—
Managed	7	886	8	1,200	1	314	1	314
Franchised	257	35,275	299	41,255	42	5,980	6	762
	266	36,451	309	42,745	43	6,294	7	1,076
Doubletree
Owned	3	1,349	3	1,349	—	—	—	—
Leased	5	1,746	4	1,554	(1)	(192)	—	—
Joint Venture	14	4,306	12	3,761	(2)	(545)	—	—
Managed	28	7,742	27	7,485	(1)	(257)	—	(2)
Franchised	115	28,146	127	30,802	12	2,656	—	(166)
	165	43,289	173	44,951	8	1,662	—	(168)
Embassy Suites
Owned	3	663	3	664	—	1	—	—
Joint Venture	25	6,586	21	5,325	(4)	(1,261)	(2)	(463)
Managed	56	14,788	55	14,724	(1)	(64)	(1)	(194)
Franchised	97	22,145	106	24,577	9	2,432	3	775
	181	44,182	185	45,290	4	1,108	—	118
Homewood Suites by Hilton
Owned	1	140	1	140	—	—	—	—
Managed	41	4,706	39	4,450	(2)	(256)	(2)	(256)
Franchised	127	13,795	156	16,981	29	3,186	6	686
	169	18,641	196	21,571	27	2,930	4	430
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	35	4,607	24	3,236	(11)	(1,371)	(10)	(1,211)
Franchised	1,313	130,241	1,384	136,577	71	6,336	27	2,670
	1,349	134,981	1,409	139,946	60	4,965	17	1,459
Conrad
Joint Venture	3	1,399	3	1,399	—	—	—	—
Managed	13	3,901	12	3,752	(1)	(149)	—	(1)
	16	5,300	15	5,151	(1)	(149)	—	(1)
Other
Owned	2	630	1	323	(1)	(307)	—	(1)
Leased	3	1,069	2	532	(1)	(537)	—	—
Managed	7	3,253	10	4,130	3	877	—	(1)
Franchised	8	2,602	3	771	(5)	(1,831)	(1)	(254)
	20	7,554	16	5,756	(4)	(1,798)	(1)	(256)

Timeshare	40	4,272	33	3,774	(7)	(498)	(1)	34

Total
Owned	66	34,086	57	29,116	(9)	(4,970)	—	(3)
Leased	85	25,822	84	25,343	(1)	(479)	—	(111)
Joint Venture	57	18,575	51	16,769	(6)	(1,806)	(2)	(463)
Managed	330	92,639	328	96,332	(2)	3,693	(11)	(629)
Franchised	2,116	288,804	2,285	311,756	169	22,952	44	5,165
Timeshare	40	4,272	33	3,774	(7)	(498)	(1)	34
TOTAL PROPERTIES	2,694	464,198	2,838	483,090	144	18,892	30	3,993

(1)   Excludes 129 properties and 22,701 rooms at March 31, 2007 that left the system in April 2007 in connection with the Scandic sale (128 properties and 22,569 rooms at March 31, 2006).

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended
	March 31,
	2006			2007			%Change
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
Adjusted EBITDA	$318	$10	$328	$346	$25	$371	13%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(8)	—	(8)	(7)	—	(7)	(13)
Operating interest and dividend income	(2)	—	(2)	(1)	—	(1)	(50)
Operating income of non-controlled interests	3	—	3	3	—	3	—
Net gain (loss) on foreign currency transactions	18	(1)	17	(8)	1	(7)	—
Net other gain	4	—	4	30	—	30	—
Loss from non-operating affiliates	(4)	—	(4)	(4)	—	(4)	—
Minority and non-controlled interests, net	(2)	—	(2)	(2)	—	(2)	—
EBITDA	327	9	336	357	26	383	14
Depreciation and amortization	(85)	(1)	(86)	(113)	(5)	(118)	37
Interest expense, net	(94)	—	(94)	(123)	—	(123)	31
Provision for income taxes	(50)	(2)	(52)	(43)	(4)	(47)	(10)
Net income	$98	$6	$104	$78	$17	$95	(9)%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2007 Outlook

($ in millions, except per share amounts)

	Estimated	Estimated
	Full Year 2007	Full Year 2007
	Low End	High End
Adjusted EBITDA	$1,685	$1,725
Proportionate share of depreciation and amortization of unconsolidated affiliates	(31)	(31)
Operating interest and dividend income	(3)	(3)
Operating income of non-controlled interests	11	11
Net loss on foreign currency transactions	(8)	(8)
Net other gain	30	30
Loss from non-operating affiliates	(16)	(16)
Minority and non-controlled interests, net	(5)	(5)
EBITDA	1,663	1,703
Depreciation and amortization	(476)	(476)
Interest expense, net	(462)	(461)
Provision for income taxes	(255)	(270)
Income from continuing operations	470	496
Discontinued operations, net of tax	20	20
Net income	$490	$516
Diluted EPS	$1.18	$1.24
Diluted EPS—Recurring	$1.15	$1.21

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Pro Forma Revenue and Expenses
($ in millions)

Owned Hotels
	Three Months Ended		% or
	March 31,		basis point
	2006	2007	Change
Revenue
Total Owned Hotel Revenue	$508	$577
Discontinued operations	(1)	(6)
Continuing Operations	507	571
Less sold hotels and non-comparable	(76)	(34)
Less HI comparable, as reported	(52)	(135)
Pro Forma Comparable Owned—North America	379	402	6%
Plus HI International, net(1)	122	135	11%
Pro Forma Comparable Owned—Worldwide	$501	$537	7%
Expenses
Total Owned Hotel Expenses	$380	$433
Discontinued operations	—	(4)
Continuing Operations	380	429
Less sold hotels and non-comparable	(55)	(20)
Less HI comparable, as reported	(39)	(105)
Pro Forma Comparable Owned—North America	286	304	6%
Plus HI International, net(1)	96	105	9%
Pro Forma Comparable Owned—Worldwide	$382	$409	7%
Margins
Pro Forma Comparable Owned—North America	24.5%	24.4%	(10)	bps
Pro Forma Comparable Owned—International	21.3%	22.2%	90	bps
Pro Forma Comparable Owned—Worldwide	23.8%	23.8%	—	bps

Leased Hotels
	Three Months Ended		% or
	March 31,		basis point
	2006	2007	Change
Revenue
Total Leased Hotel Revenue	$266	$670
Discontinued operations	(77)	(215)
Continuing Operations	189	455
Less sold hotels and non-comparable	(10)	(14)
Less HI comparable, as reported	(156)	(416)
Plus HI, net(1)	366	416	14%
Pro Forma Comparable Leased—Worldwide	$389	$441	13%
Expenses
Total Leased Hotel Expenses	$230	$586
Discontinued operations	(61)	(173)
Continuing Operations	169	413
Less sold hotels and non-comparable	(6)	(13)
Less HI comparable, as reported	(142)	(378)
Plus HI, net(1)	342	378	11%
Pro Forma Comparable Leased—Worldwide	$363	$400	10%
Margins
Pro Forma Comparable Leased—Worldwide	6.7%	9.3%	260	bps

Management and Franchise Fees
	Three Months Ended
	March 31,		%
	2006	2007	Change
Total Management and Franchise Fees	$152	$176
Discontinued operations	—	—
Continuing Operations	152	176
Less HI reported	(11)	(38)
Plus HI, net(1)	24	38	58%
Pro Forma—Worldwide	$165	$176	7%

(1)     Pro forma for the entities acquired with Hilton International as if they had been acquired on January 1, 2006. Excludes non-comparable hotels.

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted AccountingPrinciples (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and nonrecurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates. We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA. We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent we have no ownership interest. These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally,EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.